Exhibit 10.1

Trinseo LLC 1000 Chesterbrook Blvd Suite 300 Berwyn, PA 19312

[Date]

[Name]

[Address Line 1]

[Address Line 2]

Dear [Name],

The Nominating and Corporate Governance Committee (NCGC) of Trinseo S.A. (the “Company” or “Trinseo”) is pleased to proffer you as a candidate to join the Board of Directors (the “Board”) of the Company at the next available vacancy of the Board.  Your appointment would take effect at a mutually agreeable date following the necessary approvals from our Board of Directors.  This Letter Agreement outlines the terms of your potential appointment to the Board.

In connection with your appointment as a member of the Board of Directors, you will be entitled to:

•                  An annual Cash Retainer fee of $90,000, which will be paid quarterly.

•                  An annual Equity Retainer — payable in the form of restricted stock units (“RSU’s”) equivalent to $90,000(1) in value which will fully vest on the first anniversary of each respective grant date, subject to your continued service as a member of the Board of Directors.  Annual equity retainers are granted at the Board Meeting immediately following the Company’s annual meeting of shareholders.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board of Directors, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

As a Director of the Company, the following apply to you:

•                  You will receive indemnification as set forth in the Company’s articles of association.

•                  Prior to and after your appointment, you are required to notify the Company’s Legal Department of:

•                  Any additional public company or public investment company boards that you have been requested to join; and

(1)  The Trinseo Board has approved a resolution to raise its annual equity retainer to $120,000.  This change is subject to shareholder approval at our next annual meeting of shareholders in June 2017.  If approved as expected, your annual equity retainer will be raised to $120,000 beginning in 2017.

•                  Any potential or actual conflicts of interests that may arise between you and the Company or its subsidiaries.

•                  You will be subject to Trinseo’s share ownership guidelines for members of the Board of Directors and for key employees, which stipulate you are expected to own five (5) times your annual cash retainer in Trinseo stock within 5 years from the date you become a Board member.

We hope that you are interested in this potential opportunity to join the Company’s Board of Directors and serve on various committees.  Please note that the Company’s committee structure is overseen by the NCGC and subject to Board approval.  If you join the Company’s Board of Directors, the NCGC will review with you potential committee assignments.

Please indicate your agreement with these terms and accept this conditional offer by signing, dating and returning this letter to Marilyn Horner, SVP Human Resources.

Yours very truly,

Christopher Pappas, President and CEO & Chairman of NCGC

Cc:

Stephen Zide, Chairman of the Board

Donald Misheff

Phil Martens

I have read, understand and accept this conditional offer to join the Trinseo S.A. Board of Directors:

[Name]	Date